Exhibit 99.1
NEWS RELEASE
FOR MORE INFORMATION CONTACT:

Bill Humphreys Sr.	Lark Wysham
President/CEO	Executive Vice President/CFO
541-752-5161	541-752-5161
FOR IMMEDIATE RELEASE
CITIZENS BANCORP REPORTS FULL YEAR 2006 RESULTS
Corvallis, OR, February 27, 2007 — Citizens Bancorp reports year end 2006 results. Citizens Bancorp, the bank holding company for Citizens Bank, announced today its financial results for the year ended December 31, 2006. The Company continued its steady financial growth and performance and ended its forty-ninth operational year with its strongest year yet.
“We feel very good about the progress we made during 2006 in our journey down the road of continuous improvement in shareholder value”, commented Bill Humphreys, President and CEO of Citizens Bancorp. “We achieved a high level of financial productivity while increasing total assets and net income. We also feel that it is equally important to maintain our commitment to safety and soundness. The Company’s loan and investment portfolio continue to be very sound and our compliance with regulations is outstanding. We have an extraordinarily healthy corporate culture which helped us produce another successful year in 2006.”
Year Ended December 31, 2006 Highlights:
•	Total assets increased 5.9% over last year to a record $359 million

•	Net income for the year totaled $5.5 million, a 2.5% increase over last year

•	Loans increased to $253 million, an increase of 8.5% over last year

•	Total deposits increased to $271 million, an increase of 6.5% over last year

•	Shareholder equity increased by 10% to $47 million

•	Citizens Bancorp declared a cash dividend of $.52 per share to shareholders of record on December 29, 2006 payable on January 10, 2007

•	Approved plans to build a new branch in West Eugene. The branch site and opening date has not been determined.
Key Financial Results

($in thousands, except per share data):
Balance Sheet	December 31, 2006	December 31, 2005	Actual Change	% Change
Net Loans	$250,152	$230,547	$19,605	8.5%
Securities	$51,666	$71,734	$(20,068)	-28.0%
Deposits	$270,610	$254,083	$16,527	6.5%
Shareholders’ Equity	$46,524	$42,296	$4,228	10.0%
Total Assets	$359,029	$338,900	$20,129	5.9%

Income Statement	December 31, 2006	December 31, 2005	Actual Change	% Change
Net Income	$5,459	$5,327
Annualized Return on Assets	1.60%	1.58%
Annualized Return on Equity	11.78%	12.90%
Basic Earnings Per Share	$1.15	$1.12
Diluted Earnings Per Share	$1.15	$1.11

Financial Summary
Net Income. For the year ended December 31, 2006 the Company’s net income was $5.459 million up from $5.327 million for the same period in 2005, an increase of $132 thousand or 2.5%. The Company’s increased net income in 2006 resulted primarily from an increase in interest income on loans and investments. The Company’s increase in loan income was primarily a result of a combination of loan growth and an increase in loan rates which was a result of the continuing increases in market rates in 2006 as compared to the same period in 2005. Loan totals increased $19.7 million or 8.5% for the period ending December 31, 2006 as compared to the same period in 2005.
The average rate earned on loans for 2006 was 7.7% up from 7.2% in 2005. The net increase in the average loan yield was due to the increase in market rates in 2006, as compared to the same period in 2005. Management believes that the customer relationships developed by its experienced loan officers and increased market penetration contributed to the increase in loan volumes in 2006.
The 2006 increase in the investment portfolio income was primarily due to higher rates on securities which offset the lower volume of securities as compared to the same period in 2005. Maturing bonds were deployed to fund loan growth which produced higher returns.
The increase in average earning assets in 2006 is primarily reflected in increases in loan volumes. The average yield on earning assets for 2006 was 7.0% up from 6.1% in 2005.
Interest Income. Interest income totaled $21.5 million for the year ended December 31, 2006, a 16.7% increase from the $18.5 million for 2005. The increase for the period ending December 31, 2006 as compared to the same period in 2005 was primarily a result of both volume and rate increases on loans. The increase in interest income on securities for the period ending December 31, 2006 as compared to 2005 was a result of the repricing of the re-invested maturing securities into higher yielding bonds.
Interest Expense. Interest expense for the year ended December 31, 2006 was $5.1 million, a 68.6% increase from the $3.0 million expense for 2005. The increase in interest expense in 2006 resulted primarily from higher interest rates paid on deposits and higher volumes of deposits as compared to the same period in 2005. The Company increased the rates it paid on deposits in 2006 as a result of increasing market rates. The Company has a very low cost of funds as compared to peer banks. The overall cost of funds, including demand deposits, for the years ending 2006 and 2005 was 1.7% and 1.0% respectively. Management believes its relationship style of banking and outstanding customer service contributes to its low funding cost.
Net Interest Income. Net interest income for the years 2006 and 2005 was $16.5 million and $15.5 million, respectively. Additionally, for the same periods beginning with 2006, net interest margins, on a tax equivalent basis, were 5.4% and 5.1%, respectively. Net interest income increased for the same period ending 2006 as compared to the same period in 2005 primarily due to rate and volume increases on loans and rate increases on securities that exceeded the interest expense increase in deposits from both rate and volume increases.
Net Interest Income After Provision For Credit Losses. Net interest income after the provision for credit losses was $16.3 million at December 31, 2006 and $15.3 million at December 31, 2005. Total provision for credit losses for the two years ending December 31, 2006 was $145,000 and $155,000, respectively. The Company decreased the 2006 provision for credit losses based on its analysis of probable losses in the loan portfolio derived from the loan grading system and the loss analysis of impaired loans in 2006. Charge-offs of $24,000 and $202,000 were realized in 2006 and 2005, respectively. Recoveries were $4,000 and $7,000 during the same periods. Historically, the Company’s loan charge-off levels have been very low compared to its peers. Management will continue to monitor and analyze charge-off levels closely. Management’s assessment of the allowance for credit losses includes various factors such as delinquent and non-performing loans, historical analysis of credit loss experience, knowledge of the present and anticipated economic future of its market areas, and loan grades. Management believes the high quality of the loan portfolio reflects the Bank’s strong internal controls, excellent loan policy standards, experienced loan officers and conservative underwriting practices. Management believes the allowance for credit losses at December 31, 2006 of $2.9 million is adequate. The allowance for credit losses to total loans at December 31, 2006 and 2005 was 1.14% and 1.18%, respectively.
Non-Interest Income. Non-interest income was $2.5 million for the year ended December 31, 2006, a 36.3% decrease from $3.9 million in 2005. The decrease in non-interest income for the period ending December 31, 2006 was due primarily to a decrease in service charge and Bankcard income compared to the same period in 2005. The decrease in service charge income was primarily a result of the increase in the earnings credit on business accounts and a decrease in overdraft fees on deposit accounts as compared to the same period in 2005. As market rates have increased, the Company has increased the earnings credit rate which offsets service charges on its business account product. Bankcard income decreased for the period ending December 31, 2006 as compared to the same period in 2005 as the Company transferred its merchant bankcard servicing rights in 2005 to Western States Bankcard Association (which sold to Texas Independent Bank in 2006). Additionally, non-interest income for the period ended December 31, 2006 was lower as compared to the same period in 2005 as the Company had no gains on sales of assets in 2006 as compared to $92 thousand in 2005.
Non-Interest Expense. Non-interest expense consists primarily of employee salaries and benefits, occupancy, data processing, Bankcard services, office supplies, professional services and other non-interest expenses.
Non-interest expense was $10.4 million for the year ended December 31, 2006, a decrease of 4.2% from $11.2 million in 2005. The decrease for the period ending December 31, 2006 as compared to the same period in 2005 were a result of the decrease in Bankcard expense as the Company transferred its merchant bankcard services to an outside vendor in 2005.
At the end of 2006, the Company employed 127 full time equivalent employees compared to 131 at the end of 2005. The increase in salary and employee benefits for the period ending 2006 as compared to 2005 is the result of routine adjustments in employee salaries and benefits which was not offset by a lower number of full time equivalent employees in 2006 as compared to 2005.
Income Taxes. Income tax expense for 2006 was $2.9 million or 35.0% of income before taxes, 2005 was $2.7 million or 33.6% of income before taxes.

Consolidated Balance Sheets
(Dollars in Thousands)
Citizens Bancorp and Subsidiary
December 31, 2006 and 2005

	2006	2005
Assets
Cash and due from banks	$17,227	$18,518
Interest bearing deposits in banks	11,709	166
Federal funds sold	9,340	435
Securities available for sale	46,204	63,863
Securities held to maturity (fair value $5,542 and $8,012)	5,462	7,871
Federal Home Loan Bank stock, at cost	905	905
Loans held for sale	53	548
Loans	253,027	233,297
Allowance for credit losses	2,875	2,750
Net loans	250,152	230,547
Premises and equipment	8,439	7,469
Accrued interest receivable	2,112	1,852
Cash value of life insurance	4,416	4,257
Other assets	3,010	2,469
Total assets	$359,029	$338,900
Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Demand, non-interest bearing	$58,514	$56,608
Savings and interest-bearing demand	171,580	159,678
Time	40,516	37,797
Total deposits	270,610	254,083
Short-term borrowings	37,489	38,468
Accrued interest payable	100	62
Other liabilities	4,306	3,991
Total liabilities	312,505	296,604
Commitments and Contingencies	—	—
Shareholders’ Equity
Common stock (no par value); authorized 10,000,000 shares; issued and outstanding: 2006 4,733,644 shares; 2005 4,670,386 shares	30,027	28,938
Retained earnings	16,604	13,606
Accumulated other comprehensive income (loss)	(107)	(248)
Total shareholders’ equity	46,524	42,296
Total liabilities and shareholders’ equity	$359,029	$338,900

Consolidated Statements of Income
(Dollars in Thousands, Except Per Share Amounts)
Citizens Bancorp and Subsidiary
Years Ended December 31, 2006 and 2005

	2006	2005
Interest and Dividend Income
Loans	$18,687	$16,411
Federal funds sold and deposits in banks	309	75
Securities:
Taxable	2,252	1,622
Tax-exempt	282	356
Other	14	4
Total interest and dividend income	21,544	18,468
Interest Expense
Deposits	3,885	2,011
Short-term borrowings	1,203	1,006
Total interest expense	5,088	3,017
Net interest income	16,456	15,451
Provision for Credit Losses	145	155
Net interest income after provision for credit losses	16,311	15,296
Non-Interest Income
Service charges on deposit accounts	1,258	1,438
Gains on sales of securities available for sale	—	—
Earnings on life insurance policies	159	156
BankCard income	455	1,715
Mortgage department income	52	96
Gain on sale of assets	—	92
Other	551	389
Total non-interest income	2,475	3,886
Non-Interest Expense
Salaries and employee benefits	6,846	6,606
Occupancy	838	803
Furniture and equipment	567	590
BankCard expense	77	1,332
Other	2,058	1,823
Total non-interest expense	10,386	11,154
Income before income taxes	8,400	8,028
Income Taxes	2,941	2,701
Net income	$5,459	$5,327
Earnings Per Share
Basic	$1.15	$1.12
Diluted	1.15	1.11

Consolidated Statement of Shareholders’ Equity
(Dollars in Thousands)
Citizens Bancorp and Subsidiary
Years Ended December 31, 2006 and 2005

				Accumulated
	Shares of			Other
	Common	Common	Retained	Comprehensive
	Stock	Stock	Earnings	Income (loss)	Total
Balance at December 31, 2005	4,670,386	$28,938	$13,606	$(248)	$42,296
Comprehensive income:
Net income	—	—	5,459	—	5,459
Other comprehensive income, net of tax:
Change in fair value of securities available for sale	—	—	—	141	141
Comprehensive income					5,600
Cash dividend reinvestment
($17.35 per share)	64,951	1,127	—	—	1,127
Cash dividends declared
($.52 per share)	—	—	(2,461)	—	(2,461)
Stock repurchased	(21,640)	(353)	—	—	(353)
Options exercised	19,827	243	—	—	243
Stock grants	120	2	—	2	2
Stock based compensation recognized in earnings	—	56	—	—	56
Income tax benefit from stock options exercised	—	14	—	—	14
Balance at December 31, 2006	4,733,644	$30,027	$16,604	$(107)	$46,524

Performance Ratios

(In thousands, except share data)
Year ended December 31,	2006	2005
PERFORMANCE RATIOS Return on Average Assets	1.60%	1.58%
Return on Average Equity	11.78%	12.90%
Dividend Payout Ratio	45.22%	44.64%
Average Equity to Average Assets	13.61%	12.26%
Efficiency Ratio (1)	53.89%	56.70%

(1)	The efficiency ratio is computed by dividing total non-interest expenses by the total of net interest income and total non-interest income. Net interest income used in the calculation includes tax equivalent adjustments (at the federal statutory rate of 34%) related to income on securities and loans that are exempt from federal taxes.
About Citizens Bank/Citizens Bancorp
Citizens Bank was chartered October 1, 1957 by the State of Oregon as a commercial bank. Beginning with a single office in Corvallis, Citizens Bank has since expanded to an additional nine locations in the five counties of Benton, Linn, Lane, Yamhill, and Polk. Branches are located in the communities of Corvallis, Philomath, Albany, Junction City, McMinnville, Harrisburg, Dallas, and Springfield.
Citizens Bancorp (“the Company”), an Oregon Corporation and financial bank holding company, was formed in 1996 for the purpose of becoming the holding company of Citizens Bank (“the Bank”). The Company is headquartered in Corvallis, Oregon. Its principal business activities are conducted through its full-service, commercial bank subsidiary, Citizens Bank. The Company has no current plan to engage in any of the financial activities permissible for a financial holding company under Gramm-Leach-Bliley Financial Services Modernization Act.
The Company’s culture focuses on the tenets of collaborative leadership, branch autonomy, assertive business development, a positive working environment, a commitment to the community, outstanding customer service, and relationship banking. Management believes that a healthy corporate culture together with a progressive management style will result in constantly improved shareholder value.
Additional information about Citizens Bank and Citizens Bancorp can be found at www.citizensebank.com.
Forward Looking Statements
This news release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such forward looking statement may include but are not limited to statements about the Company’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company’s loan portfolio; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment. Information presented in this report is accurate as of the date the report was filed with the SEC, and we cannot undertake to update our forward-looking statements or the factors that may cause us to deviate from them, except as required by law.